Exhibit (a)(1)(i)

Offer to Purchase for Cash

Up to 4,000,000 Shares of Common Stock

of

StarTek, Inc.

at

$4.20 Net Per Share

by

MCI CAPITAL, LC,

a wholly owned subsidiary of

MCI, LC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 20, 2022, UNLESS THE OFFER IS EXTENDED.

MCI Capital, LC, an Iowa limited liability company (the “Offeror”) and a wholly owned subsidiary of MCI, LC, an Iowa limited liability company (the “Parent”), is offering to purchase up to 4,000,000 shares of common stock, $0.01 par value per share (the “Shares”), of StarTek, Inc., a Delaware corporation (the “Company”), at a price of $4.20 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, and on the other terms and subject to the conditions specified in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

Only Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. Due to the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares sought in the Offer is properly tendered. Shares not purchased in the Offer will be returned at the Offeror’s expense promptly following the expiration of the Offer. See “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”

There is no financing condition to the Offer. However, the Offer is conditioned upon there being validly tendered and not withdrawn in accordance with the terms of the Offer, 2,000,000 Shares, or approximately 5.0%, of the outstanding Shares (collectively, the “Minimum Condition”). Other conditions to the Offer are described under “The Offer—Section 14—Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 5 of this Offer to Purchase. You should read this entire Offer to Purchase and Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense. This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read both in their entirety before making a decision with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

November 22, 2022

IMPORTANT

Except as set forth in “The Offer—Section 3—Procedure for Tendering Shares,” to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined in “The Offer—Section 3—Procedure for Tendering Shares”), a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by MacKenzie Partners, Inc., the “Depositary,” at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (as defined in “The Offer—Section 1” below) and either (1) certificates representing Shares tendered must be delivered to the Depositary or (2) those Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described in “The Offer—Section 3—Procedure for Tendering Shares,” and a confirmation of that delivery must be received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares.” If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedure for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the Expiration Date, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such beneficial owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Offeror will use its reasonable best efforts to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after such efforts, the Offeror cannot comply with the state statute, the Offeror will not make the Offer to, nor will the Offeror accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offeror will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary, or the Information Agent for the purpose of the Offer.

* * *

Cautionary Note Regarding Forward-Looking Statements

This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that the Offeror and Parent expect, believe or anticipate will or may occur in the future are forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements in this Offer to Purchase include, without limitation, statements regarding the planned completion of the Offer. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including but not limited to, risks and uncertainties related to: statements regarding the expected timing of the completion of the Offer or the possibility that various closing conditions for the Offer may not be satisfied or waived. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the Offer are not satisfied. Additional information on these risks, uncertainties and factors is included in the documents filed by the Company with the Securities and Exchange Commission; provided that any reference to the Private Securities Litigation Reform Act of 1995 in such filings or contained in this Offer to Purchase or any Schedule hereto, shall not apply to the Offer, this Offer to Purchase or to any Schedule hereto.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1

INTRODUCTION	6

THE OFFER	8

1. Terms of the Offer.	8

2. Acceptance for Payment and Payment for Shares.	9

3. Procedure for Tendering Shares.	10

4. Withdrawal Rights.	13

5. Certain U.S. Federal Income Tax Consequences.	13

6. Price Range of Shares; Dividends.	15

7. Possible Effects of the Offer on the Market for the Shares.	15

8. Certain Information Concerning the Company.	16

9. Certain Information Concerning the Offeror and Parent.	16

10. Source and Amount of Funds.	17

11. Background of the Offer; Contacts with the Company.	17

12. Purpose of the Offer; Plans for the Company.	18

13. Dividends and Distributions.	19

14. Conditions of the Offer.	19

15. Certain Legal Matters; Regulatory Approvals.	19

16. Fees and Expenses.	20

17. Miscellaneous.	20

SCHEDULE A INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF OFFEROR AND CERTAIN RELATED PARTIES	22
i

SUMMARY TERM SHEET

Securities Sought:	Up to 4,000,000 outstanding shares of common stock, $0.01 par value per share (the “Shares”), of StarTek, Inc., a Delaware corporation (the “Company”).

Price Offered Per Share:	$4.20 net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

Scheduled Expiration of Offer:	12:00 midnight, New York City time, at the end of the day on December 20, 2022, unless extended.

Offeror:	MCI Capital, LC, a wholly owned subsidiary of MCI, LC (“Parent”). Offeror and Parent are collectively referred to in this Offer to Purchase as “we”, “us” or “our”, unless the context otherwise requires.

The information concerning the Company contained herein and elsewhere in this Offer to Purchase has been provided to Parent and the Offeror by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any statements contained herein relating to the Company provided to Parent and the Offeror or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

The following are some of the questions you, as a stockholder of the Company, may have, and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal and is qualified in its entirety by the more detailed descriptions and explanations contained in Offer. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety.

Who is offering to buy my securities?

The name of the Offeror is MCI Capital, LLC. The Offeror is an Iowa limited liability company. Mark Anthony Marlowe a/k/a Anthony Marlowe is the sole manager of the Offeror. The Offeror is a wholly owned subsidiary of Parent, MCI, LC, an Iowa limited liability company. Parent is a holding company for multiple operating companies that provide a diverse set of tech-enabled business process outsourcing (BPO) and Customer Experience (CX) Technology Services. See “The Offer—Section 9—Certain Information Concerning the Offeror and Parent.”

What are the current interests of the Offeror, Parent and their affiliates in the Company?

As of the date of this Offer to Purchase, neither the Offeror, Parent, Anthony Marlowe, nor any other affiliate of the Offeror or Parent beneficially owns, directly or indirectly, any Shares, except that Iowa City Capital Partners, LC, a limited liability company of which Mr. Marlowe is the sole member, and which is the sole manager and owns a majority of the membership interests of the Parent, beneficially owns 100 Shares.

What securities are you offering to purchase?

We are offering to purchase up to 4,000,000 Shares, which represents approximately 9.9% of the issued and outstanding Shares of the Company as of October 31, 2022. See “Introduction.”

What is the Minimum Condition?

We are not obligated to purchase any Shares in the Offer unless there has been validly tendered in the Offer and not properly withdrawn before the expiration of the Offer at least 2,000,000 Shares, which represent at least approximately 5.0% of the Shares issued and outstanding as of October 31, 2022 (collectively, the “Minimum Condition”).

What happens if the Offer is oversubscribed?

If more than 4,000,000 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, the Shares will be subject to proration. We will purchase Shares on a pro rata basis, with fractional Shares rounded to the nearest whole Share, such that the aggregate number of Shares that we purchase is equal to 4,000,000 Shares.

Because of the proration provisions described above, we may not purchase all of the Shares that you tender. See “The Offer—Section 2—Acceptance for Payment; Payment for Shares.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $4.20 per Share, net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares to the Depositary in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Is there an agreement governing the Offer?

The Offeror and Parent are not party to any agreement or understanding with the Company or any other person regarding the Offer.

What are the most significant conditions to the Offer other than the Minimum Condition?

In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if, among other things, a change, event, effect, occurrence or development, individually or in the aggregate, has occurred since the commencement of the Offer that has had or would reasonably be expected to have a material adverse effect on the Company. More information concerning these and any other conditions to the Offer is described under “The Offer—Section 14—Conditions of the Offer.”

Do you have the financial resources to pay for the Shares?

Yes. The total amount of funds required by the Offeror and Parent to consummate the Offer is approximately $16,800,000, plus related fees and expenses. The Offeror and Parent expect to fund such cash requirements from existing available funds. As of September 30, 2022, we had cash and cash equivalents in the amount of approximately $48.7 million, and will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares validly tendered, accepted for payment and not properly withdrawn in the Offer. Consummation of the Offer is not subject to any financing condition. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision whether to tender my Shares pursuant to the Offer?

We do not believe our financial condition is relevant to your decision whether to accept the Offer and tender your Shares because: (a) the form of payment in the Offer consists solely of cash, (b) the Offer is not subject to any financing condition, and (c) we and our affiliates have all of the financial resources necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer. See “The Offer—Section 10—Source and Amount of Funds.”

Do you have interests in the Offer that are different from my interests as a stockholder of the Company?

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Yes. Our interests in the Offer are different from those of stockholders being asked to tender their Shares. In particular, our financial interests, as a purchaser of Shares, with regard to the price to be paid in the Offer may be considered adverse to the interests of stockholders being asked to sell their Shares. Also, if you tender your Shares pursuant to the Offer, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, we will benefit from any future increase in the value of the Company. We will also bear the burden and risks of any future decrease in the value of the Company. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company.”

What does the Company Board think of the Offer?

The Company Board has not reviewed the Offer or made any recommendation regarding whether or not holders of the Shares should tender their Shares pursuant to the Offer.

The Company Board is required by law to file with the SEC and provide to stockholders, within ten business days from the date of this Offer to Purchase, a Schedule 14D-9 to advise stockholders of its position on the Offer. The Schedule 14D-9 will also contain other important information, and the Offeror recommends that holders of Shares review it carefully when it becomes available.

What is the market value of my Shares as of a recent date?

On November 21, 2022, the last full trading day prior to the commencement of the Offer, the closing price of the Shares reported on the New York Stock Exchange (“NYSE”) was $3.23 per Share. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares pursuant to the Offer. See “The Offer—Section 6—Price Range of Shares; Dividends.”

How long do I have to decide whether to tender pursuant to the Offer?

You have until the expiration date of the Offer to tender your Shares. The Offer currently is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on December 20, 2022 (the “Expiration Date”, unless the Offeror has extended the Offer, in which event such term shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire). If we extend the Offer, we will not accept any Shares that have been tendered until the end of the extension period. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 3—Procedure for Tendering Shares.” A subsequent offering period will not be provided.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

Have any stockholders already agreed to tender their Shares in the Offer?

No. We have not entered into any agreements with any of the Company’s stockholders with respect to their tender of Shares into the Offer.

How do I tender my Shares?

If you wish to accept the Offer and:

3

•	you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the certificates representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) (or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”) in connection with a book-entry delivery of Shares), and any other documents required by the Letter of Transmittal, to the Depositary by the Expiration Date;
•	you are a record holder, but the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedure for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the Expiration Date, you may have two additional NYSE trading days to tender your Shares by following the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares”; or
•	you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal.

See “The Letter of Transmittal” and “The Offer—Section 3—Procedure for Tendering Shares” for more information.

Until what time can I withdraw tendered Shares?

You may withdraw your previously tendered Shares at any time until the Expiration Date, which is 12:00 midnight, New York City time, at the end of the day on December 20, 2022 (unless extended), and, if we have not accepted your Shares for payment by January 20, 2023, you may withdraw them at any time after that date up until we accept Shares for payment. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary, while you have the right to withdraw the Shares. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Offer—Section 4—Withdrawal Rights.”

Can holders of vested stock options participate in the Offer?

The Offer is only for Shares and not for any stock options to acquire Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable Company stock option plan and tender the Shares received upon the exercise in accordance with the terms of the Offer. Unexercised stock options may not be tendered in the Offer.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for up to 4,000,000 Shares that are validly tendered and not properly withdrawn, promptly after the date of expiration of the Offer and acceptance of the Shares for payment, subject to the satisfaction or waiver of the conditions to the Offer described in “The Offer--Section 14--Conditions of the Offer.” See also “The Offer--Section 2--Acceptance for Payment; Payment for Shares.” We will announce the final proration factor and commence payment for the Shares purchased pursuant to the Offer promptly after the expiration of the Offer.

We will pay for your validly tendered and not properly withdrawn Shares that we accept for payment by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares that are accepted for payment will be made only after timely receipt by the Depositary, of certificates for such Shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer--Section 3--Procedures for Tendering Shares-Book-Entry

4

Transfer”), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See “The Offer—Section 2--Acceptance for Payment; Payment for Shares.”

Are appraisal rights available in the Offer?

No appraisal rights will be available to you in connection with the Offer.

What are the U.S. federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences”) generally will not be subject to United States federal income tax on gains realized on the disposition of Shares pursuant to the Offer, unless (a) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States or (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. You are urged to read carefully “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” and to consult your own tax advisors as to the tax consequences applicable to you in your particular circumstances.

Whom can I contact if I have questions about the Offer?

For further information, you can call MacKenzie Partners, Inc., the Information Agent for the Offer, toll free at (800) 322-2885 and all other calls at (212) 929-5500.

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To the Stockholders of StarTek, Inc.:

INTRODUCTION

MCI Capital, LC, an Iowa limited liability company (the “Offeror”) and a wholly owned subsidiary of MCI, LC, an Iowa limited liability company (“Parent”; the Offeror and Parent are collectively referred to in this Offer to Purchase as “we,” “us” or “our”, unless the context otherwise requires), is offering to purchase up to 4,000,000 of the issued and outstanding shares of common stock, $0.01 par value per share (the “Shares”), of StarTek, Inc., a Delaware corporation (the “Company”), at a price of $4.20 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, and on the other terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

If your Shares are registered in your name and you tender directly to MacKenzie Partners, Inc. (the “Depositary”), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

There is no financing condition to the Offer. However, the Offer is conditioned upon there being validly tendered and not withdrawn in accordance with the terms of the offer, 2,000,000 Shares, or approximately 5.0%, of the outstanding Shares (collectively, the “Minimum Condition”). The Offer is also subject to other conditions set forth in this Offer to Purchase. The Offeror expressly reserves the right, to the extent permitted by applicable law, to waive any other term or condition of the Offer in its sole discretion. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 14—Conditions of the Offer.”

Only Shares validly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares that we seek is tendered. We will return Shares that we do not purchase because of proration to the tendering stockholders at our expense promptly following the expiration of the Offer. See “The Offer--Section 2--Acceptance for Payment; Payment for Shares.”

As of the date of this Offer to Purchase, we believe that no filings are required under any antitrust or competition laws. See “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals.”

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on December 20, 2022, unless the Offer is extended. We refer to such date as the “Expiration Date,” unless the Offeror has extended the Offer, in which event such term shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

The board of directors of the Company (the “Company Board”) has not reviewed the Offer or made any recommendation regarding whether or not holders of the Shares should tender their Shares pursuant to the Offer. The Company Board is required by law to file with the SEC and provide to stockholders, within ten business days from the date of this Offer to Purchase, a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to advise stockholders of its position on the Offer. The Schedule 14D-9 will also contain other important information, and the Offeror recommends that holders of Shares review it carefully when it becomes available.

No appraisal rights are available in the Offer.

Certain U.S. federal income tax consequences of the exchange of Shares pursuant to the Offer are described in “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

The Offer is made only for Shares and is not made for any stock options to acquire Shares. Holders of vested but unexercised stock options to purchase Shares may exercise such stock options in accordance with the terms of the

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applicable stock option plan and tender some or all of the Shares issued upon such exercise. The tax consequences to holders of options exercising those securities are not described under “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.” Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options.

The Offeror has engaged MacKenzie Partners, Inc. to act as information agent for the Offer (the “Information Agent”). We will pay all charges and expenses of the Depositary and the Information Agent. See “The Offer—Section 16—Fees and Expenses.”

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read each in their entirety, together with annexes and schedules attached thereto, before you make a decision with respect to the Offer.

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THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, and pay for, all Shares validly tendered in accordance with the procedures set forth in “The Offer—Section 2—Acceptance for Payment and Payment for Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in “The Offer—Section 4—Withdrawal Rights.” As used in this Offer to Purchase, “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on December 20, 2022, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the Minimum Condition and the other conditions set forth in “The Offer—Section 14—Conditions of the Offer.” There is no financing condition.

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment, and pay for, any Shares validly tendered and not properly withdrawn.

There can be no assurance that we will exercise our right to extend the Offer. During any extension of the offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to all withdrawal rights. See “The Offer—Section 4—Withdrawal Rights.”

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act or otherwise. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of such tender offer or information concerning such tender offer (other than a change in consideration or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least ten business days following such change. However, the requirement to extend the Offer in such a circumstance will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the Expiration Date, we increase the consideration to be paid for Shares accepted for payment pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We expressly reserve the right, in our sole discretion, subject to the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in “The Offer—Section 14—Conditions of the Offer.” Under certain circumstances, we may terminate the Offer.

Any termination, extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment of the Offer, will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c), and 14e-1(d) under the Exchange Act.

The Company will be requested to provide us with its registered stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of

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Transmittal and other related documents to record holders of Shares and will furnish this Offer to Purchase, the related Letter of Transmittal and other related documents to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the applicable rules of the SEC and the satisfaction or waiver of the conditions of the Offer set forth in “The Offer—Section 14—Conditions of the Offer,” we will accept for payment, and pay for, up to 4,000,000 Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date (the “Acceptance Time”). In compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares pending receipt of regulatory or government approvals.

In the event the Offer is oversubscribed, Shares tendered will be subject to proration. If more than 4,000,000 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase Shares on a pro rata basis, with fractional Shares rounded to the nearest whole Share, such that the aggregate number of Shares that we purchase is equal to 4,000,000 Shares.

If proration of tendered Shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional Shares, proration for each holder of Shares will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such holder to the total number of Shares validly tendered and not properly withdrawn by all holders. We will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their broker, dealer, commercial bank, trust company or other nominee.

If Offeror accepts Shares for payment in the Offer but the number of Shares validly tendered before the Expiration Date and not properly withdrawn is less than 4,000,000 Shares but more or equal to 2,000,000 Shares, we will, upon the terms and subject to the conditions of the Offer, accept for payment, and pay the Offer Price (without interest and less applicable withholding taxes) for all such Shares.

We will be deemed to have accepted for payment and thereby purchased Shares validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date when, as and if we give written notice of our acceptance of such Shares to the Depositary.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the aggregate purchase price for all validly tendered Shares with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon deposit of such funds with the Depositary, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”)), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3—Procedure for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the

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Depositary. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or delay in making such payment.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your right to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (1) certificates representing Shares tendered must be delivered to the Depositary or (2) those Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of that delivery must be received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) that the Offeror may enforce that agreement against the participant.

Book-Entry Delivery. The Depositary has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

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Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary (as provided below) prior to the Expiration Date; and

•	the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a

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manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or delay in making such payment.

Binding Agreement. The acceptance for payment by the Offeror of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Appointment of Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s proxies, each with full power of substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Stock Options. The Offer is made only for Shares and is not made for any options or other rights to acquire Shares, including stock options. Holders of vested but unexercised stock options to purchase Shares may exercise such stock options in accordance with the terms of the applicable stock option plan and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such stock options that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3 - “Procedure for Tendering Shares.” The tax consequences to holders of options exercising those securities are not described under “The Offer--Section 5--Certain U.S. Federal Income Tax Consequences.” Holders of stock options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their stock options.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

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4. Withdrawal Rights.

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, if not previously accepted for payment, at any time after January 20, 2023 pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Offer—Section 3—Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to our rights under this Offer, the Depositary may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedure for tendering shares described in “The Offer—Section 3—Procedure for Tendering Shares” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5. Certain U.S. Federal Income Tax Consequences.

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer. It addresses only holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax consequences that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under

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the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated under the Code (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (a) a citizen or individual resident of the United States; (b) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (2) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. See Instruction 8 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer. Such recognized gain or loss will constitute a capital gain or loss, and will be long-term if the U.S. Holder has a holding period exceeding one year. Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Offer by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or
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•	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of Shares pursuant to the Offer and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder’s net gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Information reporting and backup withholding tax

If certain information reporting requirements are not met, a holder may be subject to backup withholding tax on proceeds received on the disposition of Shares pursuant to the Offer. See Instruction 8 of the Letter of Transmittal. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against that holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, that holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Shares; Dividends.

The Shares are listed on the NYSE under the symbol “SRT.” The following table sets forth, for the periods indicated, the high and low sale prices per Share on the NYSE as reported in published financial sources with respect to periods occurring in fiscal years 2020, 2021 and 2022:

Calendar Year	High	Low
2020
Fourth Quarter	$8.11	$4.75
2021
First Quarter	$9.80	$7.41
Second Quarter	8.64	5.77
Third Quarter	7.68	4.95
Fourth Quarter	7.16	3.80
2022
First Quarter	$5.34	$3.74
Second Quarter	4.58	2.70
Third Quarter	4.50	2.60
Fourth Quarter (through November 21, 2022)	3.96	3.03

On November 21, 2022, the last full trading day prior to the commencement of the Offer, the last sale price of the Shares reported on the NYSE was $3.23 per Share. You should obtain a recent quotation for your Shares prior to deciding whether or not to tender.

7. Possible Effects of the Offer on the Market for the Shares.

The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. If we purchase the maximum number of Shares in the Offer, following consummation of the Offer we will be the beneficial owner, in the aggregate, of 4,000,100 Shares, representing approximately 9.9% of the outstanding Shares. If 2,000,000 Shares are purchased in the Offer, which represents the number of Shares necessary to satisfy the Minimum Condition, we would beneficially own 2,000,100 Shares, which would represent approximately 5.0% of the issued and outstanding Shares. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. According to the Company’s public

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filings, an aggregate of approximately 56% of the outstanding Shares are held by CSP Management Limited (“CSP”).

According to the Company’s public filings, there were approximately 40,280,725 Shares outstanding as of October 31, 2022.

We presently anticipate that the Company will continue as a public company and will maintain its listing on the NYSE following the consummation of the Offer. Neither we nor our affiliates are seeking to deregister or de-list the Shares from any stock exchange on which the Shares are listed.

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company.

The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, the Offeror, the Information Agent and the Depositary have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, the Offeror, the Information Agent or the Depositary or Paying Agent or any of their respective affiliates can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Offeror, the Information Agent and the Depositary and any of their respective affiliates.

General. The Company is a Delaware corporation with principal executive offices at 4610 South Ulster Street, Suite 150, Denver, Colorado 80237 and a telephone number of (303) 262-4500.

Additional Information. The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed and distributed to the Company’s stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is www.sec.gov and documents may be obtained from such site free of charge. Copies of such reports and other information should also be available at the Company’s web site, the address of which is www.startek.com. Except as otherwise expressly set forth in this Offer to Purchase, the information contained on these websites is not incorporated by reference herein and does not form a part of this Offer to Purchase.

9. Certain Information Concerning the Offeror and Parent.

The Offeror is a wholly-owned subsidiary of Parent. Parent is a holding company for multiple operating companies that provide a diverse set of tech-enabled business process outsourcing (BPO) and customer experience (CX) technology services, including call/contact center services. Anthony Marlowe is the sole manager of the Offeror. Iowa City Capital Partners, LC, a limited liability company of which Mr. Marlowe is the sole member, is the sole manager and owns a majority of the membership interests of the Parent. The business address of the Offeror, Parent and Mr. Marlowe is 2937 Sierra Ct. SW, Iowa City, IA 52240, where the business phone number is (319) 541-9694.

The current principal occupation or employment of Mr. Marlowe is set forth on Schedule A attached hereto and is incorporated by reference herein. Also set forth on Schedule A attached hereto and incorporated by reference herein are the material occupations, positions, offices or employments of Mr. Marlowe during the past five years, including the principal business and address of any business corporation or other organization in which such occupation,

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position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the Offeror and Parent are set forth on Schedule A attached hereto and incorporated by reference herein. Each of the executive officers and directors listed on Schedule A attached hereto is a United States citizen.

None of the Offeror, Parent, Mr. Marlowe, nor, to their respective knowledge, any of the persons listed on Schedule A attached hereto, have been, during the past five years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of the date of this Offer to Purchase, none of the Offeror, Parent, Mr. Marlowe nor any other affiliate of the Offeror beneficially owns, directly or indirectly, any Shares, except that Iowa City Capital Partners, LC, a limited liability company of which Mr. Marlowe is the sole member, and which is the sole manager and owns a majority of the membership interests of the Parent, beneficially owns 100 Shares acquired in the open market for $307.99 on November 18, 2022.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by the Offeror with the SEC, are available on a website maintained by the SEC at www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

Neither Parent nor the Offeror has made any arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense.

10. Source and Amount of Funds.

We estimate that we will need $16,941,852 to purchase the Shares pursuant to the Offer and to pay related fees and expenses (assuming the maximum amount of Shares sought in the Offer). We anticipate funding these payments with existing available funds.

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for Shares solely for cash, (b) the Offer is not subject to any financing condition, and (c) we and our affiliates have all of the financial resources necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer.

11. Background of the Offer; Contacts with the Company.

The following is a description of events, including contacts between us and the Company, preceding the commencement of the Offer. The following chronology does not purport to describe or identify every conversation among the Company, us, our respective representatives and other parties.

On October 22, 2022, Anthony Marlowe, on behalf of the Parent, sent an email to a law firm he understood to have represented the Company and/or its majority stockholder, CSP, based on filings with the SEC, including a letter, which he asked to be passed along to the Company’s Board of Directors and material holder(s), expressing an interest in acquiring 5% of the Company’s common stock. The letter also indicated that the opportunity to discuss a board relationship would be welcomed, and mentioned that separately the possibility of combining the Parent with the Company might be discussed. On October 27, 2022, Mr. Marlowe sent that law firm a further email asking for the best non-legal contact at the Company to connect with. On October 28, 2022, the lawyers replied, noting that they did not represent the Company, to say that they had passed along to the Company Mr. Marlowe’s name and contact information, and providing the Company’s internal investor relations contact.

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On October 26, 2022, before receiving that response from the law firm, Mr. Marlowe sent a copy of the same letter to the Company’s investor relations firm, also requesting that it be passed along to the Board and material holder(s). On October 27, 2022, that firm replied to indicate that the letter had been received and passed along to the Company.

On October 29, 2022, Mr. Marlowe received an email from the Company’s majority stockholder, CSP, indicating that they had received his letter and would be happy to have a conversation. Mr. Marlowe and the Managing Partner of CSP spoke by telephone on November 3, 2022. During that conversation, Mr. Marlowe and the CSP Managing Partner provided general introductions to their respective organizations and their focus. The CSP Managing Partner confirmed, as was already publicly known, CSP’s majority ownership of the Company’s common stock and the withdrawal of CSP’s earlier preliminary, non-binding proposal to acquire the remainder of the stock for $4.65 per share following the rejection of that proposal by the Special Committee of the Company’s Board. He also mentioned certain other large stockholders of the Company whose ownership was publicly known. Mr. Marlowe reaffirmed the interest reflected in MCI’s letter, and there was some discussion of the general industry. There were no further conversations between representatives of CSP or the Company and Mr. Marlowe or other representatives of MCI after that call.

In the past two years, (i) there have been no transactions between the Offeror or, to the knowledge of the Offeror after reasonable inquiry, any of the persons listed in Schedule A (which such persons comprise the members of the board of directors and the executive officers or equivalent controlling persons of the Offeror), on the one hand, and the Company or any of its affiliates that are not natural persons, on the other hand, for which the aggregate value of the transaction was more than one percent of the Company’s consolidated revenues for the fiscal year in which the transaction occurred or the past portion of the current fiscal year (if the transaction occurred in the current fiscal year), (ii) there have been no transactions between the Offeror or, to the knowledge of the Offeror after reasonable inquiry, any of the persons listed in Schedule A (which such persons comprise the members of the board of directors and the executive officers or equivalent controlling persons of the Offeror), on the one hand, and any executive officer, director or affiliate of the Company who is a natural person, on the other hand, for which the aggregate value of the transaction, or series of similar transaction with such director, executive officer or affiliate, exceeded $60,000; (iii) there have been no negotiations, transactions or, except as disclosed above, material contacts between the Offeror, its subsidiaries, or, to the knowledge of the Offeror after reasonable inquiry, any of the persons listed in Schedule A (which such persons comprise the members of the board of directors and the executive officers or equivalent controlling persons of the Offeror), on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company; and (iv) to the knowledge of the Offeror after reasonable inquiry, there have been no negotiations or material contacts between the Company or any of its affiliates, on the one hand, and any person not affiliated with the Company, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

12. Purpose of the Offer; Plans for the Company.

We are making the Offer in order to obtain an ownership position in the Company through the acquisition of Shares. We believe in the Company’s long-term value. In addition, consummation of the Offer would allow the Company’s current stockholders to realize a premium over the recent trading prices of the Shares and could prove to be an efficient way to sell their Shares without incurring broker’s fees or commissions with open market sales. The purpose of the Offer is not to acquire or influence control of the business of the Company.

None of the Offeror, the Depositary or the Information Agent make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. The Company Board is required by law to file with the SEC and provide to stockholders, within ten business days from the date of this Offer to Purchase, a Schedule 14D-9 to advise stockholders of its position on the Offer. The Schedule 14D-9 will also contain other important information, and the Offeror recommends that holders of Shares review it carefully when it becomes available. You must make your own decision whether to tender Shares, and if so, how many Shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to

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Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your Shares with your financial, tax or other advisors.

Following the completion or termination of the Offer, we may, from time to time, purchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 14e-5 under the Exchange Act generally prohibits us and our affiliates from purchasing Shares, other than in the Offer, until the Expiration Date, except pursuant to certain limited exceptions including as provided in Exchange Act Rule 14e-5.

13. Dividends and Distributions.

We understand that the Company has not paid any dividends during the past two years with respect to the Shares.

14. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to the Offeror’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, pay for any Shares tendered pursuant to the Offer if:

(1) the Minimum Condition has not been satisfied;

(2) there is a law, regulation, injunction, judgment or order by a governmental entity or court in effect that would make the Offer illegal or otherwise prohibit the consummation of the Offer; or

(3) a change, event, effect, occurrence or development, individually or in the aggregate, has occurred since the commencement of the Offer that has had or would reasonably be expected to have a material adverse effect on the Company.

Subject to applicable law, we expressly reserve the right, at any time or from time to time prior to the expiration of the Offer, in our sole discretion, to waive or otherwise modify the terms and conditions of the Offer in any respect. Any reference in this Offer to Purchase to a condition or requirement being satisfied shall be deemed met if such condition or requirement is, subject to applicable law, so waived. The Offeror will terminate the Offer only pursuant to the specified conditions described in this Offer to Purchase. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of such any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right.

15. Certain Legal Matters; Regulatory Approvals.

Regulatory Approval—General. Based on our examination of publicly available information filed by the Company with the SEC, we are not aware of any governmental license or other regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer—Section 14—Conditions of the Offer.”

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Litigation. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Company is not currently a party to any litigation that the Company believes, if determined adversely to it, would have a material adverse effect on its financial condition, results of operations, or cash flows.

Appraisal Rights. Appraisal rights are not available to holders of Shares in connection with the Offer.

16. Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses expected to be incurred by us in connection with the Offer:

Filing Fees	$1,852
Legal Fees and Expenses	50,000
Depositary Costs	20,000
Information Agent Fees (including mailing)	20,000
Miscellaneous	50,000
Total	$141,852

The Company will incur and pay for its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by us.

17. Miscellaneous.

The Offer is being made to all holders of Shares. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant to the Offer, we will make a good faith effort to comply with that statute or seek to have the statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of Shares in the relevant state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act and furnish therein certain additional information with respect to the Offer and we may file amendments to such documents. Our Schedule TO and any

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exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The Offer—Section 8—Certain Information Concerning the Company.”

MCI Capital, LC

November 22, 2022

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SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF OFFEROR AND
CERTAIN RELATED PARTIES

The name and positions of the executive officers and directors of MCI, LC, MCI Capital, LC and Iowa City Capital Partners, LC are set forth below. The following sets forth with respect to each executive officer and director, such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on.

Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) has a principal business address at 2937 Sierra Ct. SW, Iowa City, IA 52240, where the business phone number is (319) 541-9694.

No director or officer of the Offeror has engaged in any transaction or material contract with the Company or its affiliates in the past two years.

The following table sets forth information concerning the executive officers and directors of MCI, LC:

Name and Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark Anthony Marlowe, President and CEO	Sole Member, President & CEO of Iowa City Capital Partners, LC (2013 – present) President & CEO of MCI, LC and each of its subsidiary companies (2015 – present)

The following table sets forth information concerning the executive officers and directors of MCI Capital, LC:

Name and Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark Anthony Marlowe, Manager, President and CEO	Sole Member, President & CEO of Iowa City Capital Partners, LC (2013 – present) President & CEO of MCI, LC and each of its subsidiary companies (2015 – present)

Iowa City Capital Partners, LC, a limited liability company of which Mr. Marlowe is the sole member, is the sole manager and owns a majority of the membership interests of the Parent. The following table sets forth information concerning the executive officers and directors of Iowa City Capital Partners, LC:

Name and Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark Anthony Marlowe, President and CEO	Sole Member, President & CEO of Iowa City Capital Partners, LC (2013 – present) President & CEO of MCI, LC and each of its subsidiary companies (2015 – present)
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The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

MacKenzie Partners, Inc.

If delivering by mail:	If delivering by courier:

MacKenzie Partners, Inc. P.O. Box 219287 Kansas City, MO 64121-9287	MacKenzie Partners, Inc. 430 W 7th Street, Suite 219287 Kansas City, MO 64105-1407

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

Shareholders, Banks and Brokers

Call Toll-Free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com

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